Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-3 of Western Alliance Bancorporation of our reports, dated February 21, 2008, relating to our audits of the consolidated financial statements and internal control over financial reporting for the year ended December 31, 2007, which appears in the Annual Report on Form 10-K of Western Alliance Bancorporation for the year ended December 31, 2007.
     We also consent to the reference to our firm under the captions “Experts” in such Registration Statement.

/s/ McGLADREY & PULLEN, LLP

McGLADREY & PULLEN, LLP

Las Vegas, Nevada
August 12, 2008
McGladrey & Pullen, LLP is an independent member firm of
RSM International, an affiliation of independent accounting
and consulting firms.